Exhibit 99.1

IIOT-OXYS, Inc. Signs Non-Disclosure Agreement with Multinational Engineering Services Firm

CAMBRIDGE, MA / ACCESSWIRE / January 18, 2023 / IIOT-OXYS, Inc. (OTC PINK: ITOX) ("Oxys" or the “Company”). IIOT-OXYS, Inc. announced the signing of a Non-Disclosure Agreement (NDA) with a multinational Engineering Services firm based in India to further accelerate growth in their Smart Manufacturing business vertical.

“We’re excited to sign this agreement with this prospective partner. They are among India’s top Engineering Service Providers (also referred to as an Indian ESP) with multi-billion USD revenue worldwide and strong interest in growing their Digital Transformation business. Their focus on top Medical Device OEMs aligns well with our focus on that industry’s Supply Chain, especially Small & Medium Sized Enterprises (SMEs),” stated Cliff Emmons, Oxys CEO. The worldwide Industry 4.0 (also known as Smart Manufacturing) market was estimated at $64.9 billion in 2021 and is expected to grow at 20.6% CAGR to $165.5 billion by 2026.[1]

“This agreement will allow us to negotiate collaborative contracts between Oxys and this India ESP. We expect there will be several facets of opportunity with this partner, including Business Development for the Indian ESP. They are impressed with our Leadership Team, due to our extensive experience and contacts in the Medical Device and Life Sciences industries. More importantly, we see the opportunity to link projects between the companies, such as Digital Transformation projects of the Indian ESP with Medical Device OEMs, to our Smart Manufacturing projects for those OEM’s Supply Chain SMEs. Another facet of the Indian ESP is the opportunity for Oxys to access high-quality, low-cost engineering talent when we need to scale quickly and broadly. Overall, we're confident this partnership will strengthen Oxys’s capacity for growth, and lead to additional new business in our Smart Manufacturing vertical revenue this fiscal year," concluded Mr. Emmons.

About IIOT-OXYS, Inc.

IIOT-OXYS, Inc. (OTC PINK: ITOX) is a technology company at the intersection of IIoT, AI & Machine Learning, Edge Computing and Manufacturing Operations. We provide actionable mission-critical insights for the Medical/Pharmaceutical, Manufacturing, Agriculture, Defense, and Structural Health, and other industries. IIOT-OXYS's edge computing open-source hardware and proprietary ML algorithms employ our Minimally Invasive Load Monitoring (MILM) technology to simply gather data and gain insights to monitor, scope, move from preventive to predictive maintenance, and even optimize development and manufacturing processes. For additional information visit www.oxyscorp.com.

Forward-Looking Statements

This news release contains forward-looking statements that reflect Management's current views about future events and financial performance. Forward-looking statements often contain words such as ''expects,'' ''anticipates,'' ''intends,'' or ''believes.'' Our forward-looking statements are subject to a number of risks and uncertainties that may cause actual results and events to differ materially from those projected in the forward-looking statements. Risks and uncertainties that could adversely affect us include, without limitation, the loss of major customers, our failure to obtain new contracts, our inability to patent products or processes, our infringement of patents held by others, our inability to finance our business and the other risks and uncertainties that are discussed in our most recent filings with the Securities and Exchange Commission. The forward-looking statements in this news release are made only as of the date of this news release. We undertake no obligation to update our forward-looking statements, whether as a result of new information, future events or otherwise.

Contact Information:

IIOT-OXYS, Inc.
Clifford L. Emmons
CEO
contact@oxyscorp.com
www.oxyscorp.com

SOURCE: IIOT-OXYS, Inc.

_________________

[1] https://www.marketsandmarkets.com/Market-Reports/industry-4-market-102536746.html